                         Catalog Fulfillment Agreement
                                      FOR
                                    dELiA*s
                                       AT
                              The Jay Group, Inc.
                          May 1, 1996 - April 30, 1997

This Agreement is entered into between dELiA*s and The Jay Group, Inc. (hereafter referred to as Jay).

          dELiA*s ASSUMPTIONS:
          -------------------

          Approximate stock keeping units (SKU) 700 - 1100.
          Material will be stored on shelving provided by Jay.
          Minimal overstock is expected - approximately 75% of SKU's will have overstock.
          Annual volume is 450,000 packages.
          Average line items per package is 3.0.
          Average returns and exchanges items are 15 - 20% of shipped items. Estimated storage requirements are 8,500 sq ft.
          All shipments are UPS, CTC, or USPS.
          100% item count required on all apparel.
          100% carton count with a 5% inspection of contents on the balance of incoming merchandise (cosmetics, shoes, other hard goods).
          80% of incoming apparel are pre-poly bagged.
          20% of incoming apparel Jay will polybag and sticker.

Vast majority of shipments are in bags and (2) size cartons

JAY AGREES TO:

     1. Manage and administer the fulfillment of dELiA*s wearable and cosmetic products.

     2. Provide dedicated warehouse space for dELiA*s current, as well as future needs. Current dedicated need has been established at 8,500 square feet to include quick pick, and bulk pallet storage.

     3.   Receive and locate all catalog stock keeping units (approximately 700
          - 1100 SKU'S), as well as packaging materials according to dELiA*s standard operating procedures. Repack 20% of incoming apparel into poly bags, and report any variances (receipt to dELiA*s's vendor purchase orders) to dELiA*s immediately upon receipt. Jay will complete the shipper header with every shipment.

     4.   Print and process orders per the following order flow model:

          Day 1     Jay
                    Print pick/pack/invoices
                    Sort orders per standard operating procedure
                    Pick/pack/ship
                    Confirm of shipments are on-line with dELiA*s MACS system.

          Day  2    Jay
                    Pick/pack/ship remaining orders from day 1
                    Confirm of shipments are on-line with dELiA*s MACS system.

     5. Jay reserves the right to carry over shipment into the third day when an unexpected volume of orders are received (i.e. backorders).

     6.   Process all returns and key into dELiA*s MACS system.

     7. Provide standard order turnaround (shipment) as outlined in the order flow model.

     8. Provide quality control measures to assure dELiA*s consumer satisfaction.

     9. Provide the personnel and quick pick shelves conveyors and packaging stations, for the performance of its obligations in this Agreement.

     10. Notify dELiA*s of all inventory discrepancies. The Standard receiving time for all materials is 24 hours. Jay reserves the right to extend this to 72 hours if materials received by vendors need polybagging, or the start of a new catalog. All hot or backorder items will be flagged in receiving and be received within 24 hours.

     11. Refund dELiA*s for replacement cost of inventory shortages that exceed 1% of the annual inventory cost. Replacement cost shall be defined as the cost paid by dELiA*s. The "cost" as used in these definitions of replacement cost will be the cost of the material or product in effect at the time of the loss, damage or destruction of the material or product occurred. In no case shall the liability be extended to the loss of profit.

     12. Jay acknowledges that all "on-line capabilities" and other software and technological resources made

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

          available to it by dELiA*s are made available solely for the purpose of Jay's performance of its obligations to dELiA*s hereunder, and Jay agrees not to use any of such capabilities or resources for any other purpose and not to claim any right, title or interest therein (other than a limited right to use such capabilities and resources in performance hereof).

dELiA*s AGREES TO:

     1. Direct payment of all freight charges associated with the fulfillment of this Agreement, and advance funds for USPS shipments. (outbound as well as inbound).

     2. Provide Jay with on-line capabilities of all incoming merchandise or materials bound for a Jay facility.

     3. Provide Jay with the catalog drop schedule and circulation for production planning.

     4. Provide Jay with on-line capabilities to properly control/audit inventories stored at Jay.

     5. Inspect (2) pieces of each SKU and forward (1) to Jay before bulk shipment is made to Jay.

     6. Handle all customer service activities (i.e. call tags, tracers, and inquiries).

BACK END PACKAGE VOLUME
------------------------------------

390,001  -    Over     1.40 Each Package
325,001  -    390,000  1.47 Each Package
260,001  -    325,000  1.54 Each Package
195,001  -    260,000  1.60  Each Package
130,001  -    195,000  1.70 Each Package
100,001  -    130,000  1.90 Each Package

          Price includes receiving, pick pack and ship, 8,500 square feet of dedicated storage, and up to three inserts per package.

          Minimum billing 3,500 packages per week. With a 30 day notice in writing of reduced volume below the stated minimum, Jay agrees to waive the weekly minimum billing for a maximum of 8 weeks.

          Annual All Risk Insurance Premium      $6,259.00
          $1,600,000 coverage, $l 000 deductible per occurrence. Any insurance obtained by dELiA*s or on behalf of dELiA*s is solely for the benefit of dELiA*s.

          Returns Processing                                           1.68 Each
               Price includes receiving return opening package, inspecting, keying information into dELiA*s system, and returning restockable merchandise to inventory.

          Production Services                                          18.10/hr
               As described but not limited to: Returning goods to Vendor, Kitting merchandise, special packaging (gift wrapping).

               100% inspection above the item counting of wearables, and any additional inspection above the 100% carton count and 5% inspection of the cosmetics, shoes, and other hard goods.

               Physical inventories, and cycle counting. Approximately 1 hour to count 10 SKU's at approximately 175 items per SKU, actual hours will be charged. (dELiA*s to be contacted before services are to be performed).

               Transfer of SKU's from New York warehouse and initial receipt of all SKU's from vendors for the first catalog. (Estimated number of hour to receive initial SKU's 200 hours).

          Monthly Pallet Storage                                      8.30 each
          Any storage above the 8,500 square feet outlined in the assumptions above.

          Storage will be counted on the 15th of each month and billed for the next 30 days.

          Each additional insert (over 3)                              0.02 each

          Reporting                                                    Included
               Vendor Analysis, Cash Management
               Production Planning Worksheet

          Postage/freight charges to be billed 3rd party or in advance.

     7. Jay will concurrently perform monthly quality audits on line items per package, and package volume.

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

          A. An annual audit of line items per package will initiate a retroactive amendment. The mechanism for determining the actual line items shipped per package will be pulled from a standard MACS report then multiplied by the number of packages shipped for the annual period (report supplied by dELiA*s on a monthly basis). The actual line items shipped per package will be subtracted from the assumption of 3.0. If this number is equal to zero then no adjustment. If the number is greater or less than zero, then the number should be multiplied by $0.26, and a credit or debit will be applied to the respective parties in the form of an invoice payable in 14 days.

          B. An annual audit of package volume will initiate a retroactive amendment. The mechanism for determining the actual packages shipped will be pulled from a standard MACS report. If the package volume is less than the 390,000 volume, an increased incremental package price will be applied to the actual package volume in the form of an invoice payable in 14 days. (i.e. 350,000 annual package volume = ($1.47 - $1.40 = $.07 * 350,000 =
               $24,500.00)

          C. dELiA*s reserves the right to cause an independent audit of Jay's performance hereunder, to be conducted annually.

     8. Jay reserves the right to requote the package price if Non-conveyable packages are introduced into the product mix.

     9. All communications requirements, usage charges, programming requirements, custom reporting, and information not covered under this Agreement have not been quoted. An actual quotation will be completed upon receipt of additional information.

INSURANCE:

Jay shall secure and maintain during the term of this Agreement the following:

     1. Public and private liability insurance under comprehensive general liability form, including contractual liability protection for no less than a combined single limit of $1,000,000 (one million dollars) for both bodily injury and property damages per occurrence for Jay and all Jay employees.

     2. Worker's Compensation Insurance and Employer's Liability Insurance to provide statutory worker's compensation benefits as required by the laws of the state of Pennsylvania for all Jay employees engaged in work under this agreement .

     3. All Insurance coverage required hereunder shall be carried with companies acceptable to dELiA*s and licensed to do business in the state of Pennsylvania. Jay shall provide dELiA*s with certificates of insurance verifying dELiA*s as a named insured, and stating that the relevant policies will not be cancelled, reduced or limited without thirty (30) days prior written notice to dELiA*s.

     Please Note:   Fire and extended insurance coverage on all merchandise
                    consigned to a Jay warehouse is the sole responsibility of dELiA*s.

TERMS AND TERMINATION:

     dELiA*s agrees to pay for services provided under this Agreement within 14 days net. Unpaid balances are subject to a finance charge of 1.5% per month after 14 days. Invoicing will be on a weekly basis, to include a minimum of 3,500 packages, returns, production services, additional
     inserts.   Additional pallet storage will be invoiced on a monthly basis if over the 8,500 square feet.

     This Agreement shall continue until the first anniversary of the date on which this Agreement is countersigned on behalf of dELiA*s. dELiA*s understands that in the event that this Agreement is renewed beyond such anniversary date, the pricing is subject to renegotiation.

     dELiA*s has the ability to terminate this agreement prior to the first anniversary of dELiA*s acceptance under the following conditions:


     1. An erroneous deviation from the order flow model caused by Jay which is uncorrected after 10 days written notice.

          dELiA*s agrees to use its best efforts to assist in correcting the deviation prior to terminating the Agreement.

     2. Inventory shortage in excess of l% of replacement cost not reimbursed to dELiA*s.

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

     3. Continued inventory shortages after notification in writing from dELiA*s.

     4. Shipping errors caused by Jay in excess of 1% uncorrected after written notice by dELiA*s. dELiA*s will, on a regular basis, communicate the nature of shipping problems to Jay to facilitate timely correction.

     5. A 90 day notification is required for termination resulting from any change in ownership or affiliation (merger, acquisition, affiliation, etc).

     Upon notification of the cancellation, Jay will continue providing all services listed within this agreement until the effective date of termination has been reached.

ADDITIONAL PROVISIONS:

     The dELiA*s authorized personnel will have access, during normal business hours, to the warehouse space provided for dELiA*s.

     Jay will maintain daily package records for a period of 6 months.

     Title to all dELiA*s's goods stored at Jay's facilities under this Agreement shall remain with dELiA*s.

     All The dELiA*s Catalog information which Jay may encounter in the natural course of providing its services under this Agreement, shall be held in confidence by Jay and not used for any purpose not clearly authorized by this Agreement.

     dELiA*s shall pay any and all taxes, charges, and assessments on its goods and on the storage, handling, transportation or use thereof which Jay may be required to pay or collect under any federal, state or local law or authority now in effect or hereafter passed. The Jay Group shall be responsible for the payment of any taxes, charges and assessments required to be paid by them under the Internal Revenue code, as amended, or under any state or local income, gross receipts or similar tax.

     Jay shall at all times remain an independent contractor and neither Jay nor any of its employees, officers, directors or representatives shall be considered employees of dELiA*s for any purpose. It is further understood that neither Jay nor any of its officers, employees or representatives is a legal representative of dELiA*s for any purpose to assume or create any obligation on behalf of dELiA*s nor speak on

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

     behalf of dELiA*s beyond the information approved or provided by dELiA*s.

     Jay represents that there exists no conflict of interest position which would prevent it from acting in dELiA*s best interest and that during the term of the Agreement, Jay will advise dELiA*s in advance before accepting an assignment which could constitute a conflict of interest.

     Jay agrees to indemnify and hold harmless dELiA*s from and against any and all actions, causes of action, claims, demands, liabilities, losses, judgements, damages or expenses of any kind or nature, including without limitation attorneys' fees and disbursements, arising from or in any way relating to the services provided by Jay hereunder.

     dELiA*s shall indemnify and hold Jay harmless from and against any and all actions, causes of action, claims, demands, liabilities, losses, judgements, damages or expenses of any kind or nature, including without limitation attorneys' fees and disbursements, that Jay shall at any time incur, sustain or become subject to by reason of any claims against Jay regarding advertising or product claims or promises made by dELiA*s or that otherwise is the responsibility of dELiA*s as provided herein.

     Accepted by:                   Accepted by:

     The Jay Group, Inc.                 dELiA*s LLC



     By:/s/ H. Douglas Bushong           By:/s/ Stephen Kahn
        ------------------------            ----------------------
        H. Douglas Bushong                     Stephen Kahn

     Title:  Chief Financial Officer     Title:  President

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